SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                             FORM 8-K
                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) December 23, 1999



                  BUTLER NATIONAL CORPORATION
     (Exact name of Registrant as specified in its charter)

Delaware                      0-1678                     41-0834293
(State of incorporation)(Commission File Number)(I.R.S. Employer
                                                     Identification No.)



         19920 West 161st Street, Olathe, Kansas  66062
         (Address of Principal Executive Office)(Zip Code)

Registrant's telephone number, including area code:  (913) 780-9595

Former Name, former address and former fiscal year if changed since last report:


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Item 5.  Other Matters

Butler National Corporation reported the resignation of Grant Thornton LLP as auditor on August 10, 1999, and the subsequent engagement of Kelly & Company as the Company's current independent public accountant on November 1, 1999.
After this resignation, the Company and its former independent public accountant, Arthur Andersen LLP, and its current independent public accountant, Kelly & Company have undertaken a detailed review of the Company's accounting practices. This review included discussions with the SEC regarding these practices. The review will be completed when the amended reports on Form 10-K are filed.

As a result of the review, it has been determined that some restatement of operating results is in order for fiscal years ending April 30, 1998 and 1997. The restatement includes, among other things, the application of the current generally accepted accounting principles to the beneficial conversion features related to the issuance of the Regulation "S" convertible debentures and convertible preferred stock during these years. The restatement will also include adjustments concerning the timing and values used in recording the settlement of a dispute involving RF, Inc. and a former employee. The operations of RF, Inc. were discontinued in fiscal 1998.

The restated report on Form 10-K/A for the fiscal year April 30, 1998, is expected to be filed with the SEC in January 2000. The Company expects the amended report on Form 10-K/A and other related amended reports for the fiscal year April 30, 1999, to be filed with the SEC in February 2000.

                           Signatures


Pursuant to the requirements of the Securities & Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto authorized.

Butler National Corporation
(Registrant)

December 23, 1999                  /S/Clark D. Stewart
(Date)                             Clark D. Stewart
                                   President and Chief Executive Officer


December 23, 1999                  /S/Robert E. Leisure
(Date)                             Robert E. Leisure
                                   Chief Financial Officer